SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2008 (October 7, 2008)

AURASOUND, INC.

(Exact name of registrant as specified in Charter)

Nevada	000-51543	20-5573204
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

11839 East Smith Avenue
Santa Fe Springs, California 90670
(Address of Principal Executive Offices)

(562) 447-1780
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below. The discussion is qualified in its entirety by the full text of the documents.

On October 7, 2008 we and our subsidiary, AuraSound, Inc., a California corporation (the “Subsidiary”), entered into a non-binding letter of intent with GGEC America Inc. (“GGEC”) pursuant to which GGEC will purchase from us shares of our common stock which, immediately following the consummation of the purchase and sale, will represent approximately 55% of our issued and outstanding shares of common stock (the “Transaction”). GGEC will pay approximately $3 million for these shares.

In conjunction with the Transaction,

(i) we will affect a reverse split of our outstanding common stock in a ratio of 1 share of new common stock for every 6 shares of old common stock;

(ii) approximately $1.4 million in debt owed to InSeat Solutions LLC will be paid with pre-split shares of our common stock at the rate of 1 share for every $1.00 of debt; and

(iii) GGEC will appoint a controlling number of members to our board of directors and will appoint new officers as it deems approrpiate.

The Transaction is conditioned upon (i) the preparation and execution by the parties of a definitive, binding agreement; (ii) GGEC receiving approval of the Transaction from the government of China, which the parties anticipate may take 3 months or more; and (iii) the receipt of waivers of certain “price protection” provisions included in the Subscription Agreements and Warrants issued to those investors who purchased the 12,900,000 units that were issued in a private offering we consummated on July 7, 2007.

Assuming the satisfaction or waiver of the conditions, the Transaction is expected to close within 180 days of October 6, 2008.

On October 8, 2008, we and GGEC entered into a “Services, Operations and Management Agreement (the “Agreement”). Unless renewed, the Agreement will terminate at the earlier of 6 months or the consummation of the Transaction. Pursuant to the Agreement, GGEC will provide general management, administrative and technical services to us either directly or through service providers of GGEC’s choice. GGEC will also make monthly loans to the Subsidiary of up to $150,000 per month. Each of these loans will be evidenced by a promissory note which will provide for simple interest at a rate of 6% per annum. The loans will all be due and payable upon the earlier of the termination or breach of the Agreement or the closing of the Transaction. GGEC may elect to apply some or all of the loan principal and accrued interest to the Transaction purchase price.

We have agreed to grant a security interest in all of our property to secure performance of our obligations under the Agreement, including repayment of the loans. During the term of the Agreement, we have also agreed to open a separate bank account to deposit the loan proceeds, which account shall be under the control of GGEC.

Item 2.03 Creation of a Direct Financial Obligation

Please refer to the discussion in Item 1.01 relating to the monthly loans to be provided to the Subsidiary by GGEC. It is the intent of the parties that the loans provided to us by GGEC will be senior to all existing and future loans, credit, factoring or other financing agreements and we will take all reasonable steps to attempt to accomplish this. If the Subsidiary defaults in the payment of interest or principal, we and GGEC will instruct our customers and any other third parties that owe money to us to forward the money directly to GGEC until the principal and accrued interest have been paid.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Letter dated October 6, 2008 from GGEC America Inc. to Dr. Arthur Liu

Exhibit 10.2	Services, Operations and Management Agreement dated October 8, 2008 between AuraSound, Inc., a Nevada corporation, AuraSound, Inc, a California corporation and GGEC America Inc., a California company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2008

AuraSound, Inc.

By:	/s/ Arthur Liu
Arthur Liu, Chief Executive Officer